                                                              Page   1   of   21
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

SCHEDULE 13G. INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(B) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(B)

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              Aames Financial Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00253A101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              ---------------------


     Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)        /  /

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

                                                              Page   2   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP PLC
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page   3   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AVZ, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                               Page  4   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          A I M Management Group Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C

                                                              Page   5   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          AMVESCAP Group Services, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page   6   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                               Page  7   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO North American Holdings, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                               Page  8   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Capital Management, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                               Page  9   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Funds Group, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page  10   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Management & Research, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

                                                              Page  11   of   21
CUSIP No. 00253A101
                                       13G

(1)  Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of Above Persons

          INVESCO Realty Advisers, Inc.
          No. S.S. or I.R.S. Identification Number

(2)  Check the Appropriate Box if a Member of a Group (See Instructions)
                        (a)  / /
                        (b)  /X/

(3)  SEC Use Only

(4)  Citizenship or Place of Organization

     England

     Number of Shares         (5)  Sole Voting Power
     Beneficially                  None
     Owned by                 (6)  Shared Voting Power
     Each Reporting                    959,250
     Person With              (7)  Sole Dispositive Power
                                   None
                              (8)  Shared Dispositive Power
                                       959,250

(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
         959,250

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)       / /

(11) Percent of Class Represented by Amount in Row (9)
         3.5%

(12) Type of Reporting Person (See Instructions)

     H.C.

ITEM 1 (a)  NAME OF ISSUER:
               Aames Financial Corp

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               350 South Grand Ave
               Los Angeles, CA 90071-3459

ITEM 2 (a)  NAME OF PERSON(S) FILING:

               AMVESCAP PLC

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               11 Devonshire Square
               London EC2M 4YR
               England

ITEM 2 (c)  CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (d)  TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2 (e)  CUSIP NUMBER:   00253A101

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)  / /  Broker or Dealer registered under Section 15 of the Act.
(b)  / /  Bank as defined in Section 3(a)(6) of the Act.
(c)  / /  Insurance Company as defined in Section 3(a)(19) of the Act.
(d) / / Investment Company registered under Section 8 of the Investment Company Act.
(e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.
(f) / / Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
(g)  /X/  Parent Holding Company in accordance with Rule 13d-1(b)(ii)(G).
(h)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                                             Page   13   of   21
ITEM 4 (a) - (c)  OWNERSHIP:
The information in items 1 and 5-11 on the cover pages (pp 2-6) of this statement on Schedule 13G is hereby incorporated by reference.

The reporting persons expressly declare that the filing of this statement on
Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS         / /
Not Applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
 X    AVZ, Inc. - holding company in accordance with Rule 13d-1(b)(ii)(G)
----
 X    AIM Management Group Inc. - holding company in accordance with Rule
----  13d-1(b)(ii)(G)
 X    AMVESCAP Group Services, Inc. - holding company in accordance with Rule
----  13d 1(b)(ii)(G)
 X    INVESCO, Inc. - holding company in accordance with Rule 13d-1(b)(ii)(G)
----
 X    INVESCO North American Holdings, Inc. - holding company also in accordance
----  with Rule 13d-1(b)(ii)(G)
      INVESCO Capital Management, Inc. - investment adviser registered under ---- Section 203 of the Investment Advisers Act of 1940.
      INVESCO Funds Group, Inc. - investment adviser registered under
----  Section 203 of the Investment Advisers Act of 1940.
      INVESCO Management & Research, Inc. - investment adviser
---- registered under Section 203 of the Investment Advisers Act of 1940. INVESCO Realty Advisors, Inc. - investment adviser
---- registered under Section 203 of the Investment Advisers Act of 1940 INVESCO MIM Management Limited - investment adviser organized
----  in England.
      INVESCO Asset Management Limited - investment adviser organized in
----  England.
Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.
Not applicable.

ITEM 9 NOTICE OF DISSOLUTION OF GROUP
Not applicable.

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ Michael Perman
----------------------------------------------
Michael Perman,
as Company Secretary for
AMVESCAP PLC

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ David A. Hartley
----------------------------------------------
David A. Hartley, as Company Secretary for each
AVZ, Inc. and
AMVESCAP Group Services, Inc.

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ Carol F. Relihan
----------------------------------------------
Carol F. Relihan
Vice President, Secretary and General Counsel
A I M Management Group Inc.
Group Inc.

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ Deborah A. Lamb
----------------------------------------------
Deborah A. Lamb, Director of Compliance
INVESCO, Inc.

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ Frank J. Keeler
----------------------------------------------
Frank J. Keeler, Secretary
INVESCO North American Holdings, Inc.

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ Deborah A. Lamb
----------------------------------------------
Deborah A. Lamb, Director of Compliance
INVESCO Capital Management, Inc.

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ Deborah A. Lamb
----------------------------------------------
Deborah A. Lamb, Assistant Secretary
INVESCO Management & Research, Inc.

ITEM 10  CERTIFICATION:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 1998
----------------------------------------------
(Date)

/s/ Deborah A. Lamb
----------------------------------------------
Deborah A. Lamb, Assistant Secretary
INVESCO Realty Advisers, Inc.